UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 16, 2007

TIME AMERICA, INC.

(Exact name of registrant as specified in its charter)

Nevada	33-58694	13-3465289

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8840 East Chaparral, Suite 100
Scottsdale, Arizona, 85250
(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (480) 296-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                       Entry into a Material Definitive Agreement

On January 16, 2007, Time America, Inc., a Nevada corporation (the “Company”), along with its subsidiaries, Time America, Inc., an Arizona corporation and NetEdge Devices, LLC, an Arizona limited liability company, entered into an Asset Purchase Agreement with Synel Industries, Inc., an Israeli registered corporation (“Synel”). Under the agreement, Synel purchased the Company’s reseller sales channel, source code and related intellectual property for the Company’s GENESIS, HourTrack, and TA7000 product series, certain use rights associated with the Company’s NETtime source code, and all of the Company’s rights associated with the “Time America” name. The sale closed on January 22, 2007.

Under the agreement, the purchase price for the acquired assets is $2.5 million, $250,000 of which will be held in escrow until certain post-closing obligations are fulfilled. The remaining consideration under the agreement for the acquired assets consists of royalty payments, payable to the Company quarterly over the next four years, equal to 5% of the revenue derived from Synel’s U.S. sales of TA7000 units outside of Synel’s established U.S. customer base. Additionally, Synel purchased certain of the Company’s TA7000 inventory for $140,000 cash. Part of the proceeds from the sale was used to repay in full all of the Company’s existing indebtedness owing to Laurus Master Fund Ltd. under its Secured Convertible Term Note, dated January 3, 2006.

Item 2.01                                             Completion of Acquisition or Disposition of Assets.

See Item 1.01, which is incorporated by reference.

Item 5.02                                             Departure of Directors or Principal Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the agreement, Thomas S. Bednarik will resign as President, Chief Executive Officer and director of the Company, effective as of January 22, 2007, and will assume a leadership position with Synel’s newly formed reseller group. Jon Weiss, the Company’s VP of Business Development, will assume the position of Interim CEO of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME AMERICA, INC.

Date: January 22, 2007	By:	/s/ Thomas J. Klitzke
	Name:	Thomas J. Klitzke
	Title:	Principal Accounting Officer